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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

       McDonald                      James
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        (Last)                      (First)                        (Middle)

    c/o Axeda Systems Inc.
    257 Great Valley Parkway
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                                   (Street)

        Malvern                       PA                              19335
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)               4/26/2002
                                                                  --------------

3.  I.R.S Identification Number of Reporting Person if an Entity
    (voluntary)
                --------------

4.  Issuer Name and Ticker or Trading Symbol  Axeda Systems Inc. ("XEDA")
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

     xx Director    ___ Officer             ___ 10% Owner    ___ Other
    ----                (give title below)                       (specify below)


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6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------

7.  Individual or Joint Group Filing (Check Applicable Line)

    [X]  Form Filed by One Reporting Person
    [_]  Form filed by More than One Reporting Person

             Table I--Non-Derivative Securities Beneficially Owned

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If this form is filed by more than one reporting person, see Instruction
5(b)(v).


          Potential persons who are to respond to the collection of
          information contained in this form are not required to respond unless the form displays a currently valid OMB control Number.
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FORM 3 (continued)      Table II--Derivative Securities Beneficially Owned
                  (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative                   2. Date Exer-     3. Title and Amount of Securities 4. Conversion 5. Ownership 6. Nature of
   Security (Instr. 4)                      cisable and       Underlying Derivative Security    or            Form of      Indirect
                                            Expiration        (Instr. 4)                        Exercise      Derivative
                                                                                                                          Beneficial
                                            Date                                               Price         Security:    Ownership
                                            (Month/Day/                                        of            Direct (D)   (Instr. 5)
                                            Year)                                              Derivative    or In-
                                        ----------------------------------------------------   Security      direct (I)
                                         Date     Expira-                      Amount or                 (Instr. 5)
                                         Exer-    tion         Title           Number of
                                         cisable  Date                         Shares
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
Options to Acquire Axeda Common Stock/1/ 4/26/06  4/25/12  Axeda Common Stock  20,000       2.63
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Options to Acquire Axeda Common Stock/1/ 4/26/06  4/25/12  Axeda Common Stock  20,000       2.63
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
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5. Ownership     6. Nature of
   Form of          Indirect
   Derivative       Beneficial
   Security:        Ownership
   Direct (D)       (Instr. 5)
   or In-
   direct (I)
   (Instr. 5)



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
 D
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 D
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

Explanation of Responses: /1/ The options shall vest as follows: 25% per year on the anniversary of the grant date


                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

          Potential persons who are to respond to the collection of
          information contained in this form are not required to respond
          unless the form displays a currently valid OMB Number.          Page 2